                                                                   Exhibit 10.15


            Confidential Materials omitted and filed separately with
                     the Securities and Exchange Commission.
                           Asterisks denote omissions.


                        WELCOME KIT-TM- SPONSOR AGREEMENT


I.       PARTIES

This agreement, including all attachments (the "Agreement"), sets forth the sole and exclusive terms and conditions governing the relationship between Furniture.com, Inc. ("Sponsor" or "Advertiser") and Targeted Marketing Solutions, Inc. d/b/a Imagitas ("Imagitas"), regarding Sponsor's participation in the official United States Postal Service Welcome Kit-TM- (-C- 1998 Targeted Marketing Solutions, Inc.), as defined below for the product Category (the "Category") of: Household Furniture.

II.      BACKGROUND

Imagitas has developed an innovative and unique program to reach people who have recently changed residences through distribution of a product called the Welcome Kit-TM- (the "WK") and, Imagitas owns all copyrights and trademarks associated with the WK except for copyrights and trademarks contained in Sponsor's advertisements in the WK.

The WK will contain an information package, including the official Change Notification Letter from the United States Postal Service ("USPS"); an InfoFinder which is a variably laser printed letter distributed by Zip Code that contains local and regional information (including one or more of the following: emergency numbers, local and state government resources, and advertisers' move-related messages); and move-related advertiser inserts.

Imagitas will produce the WK and use reasonable commercial efforts to distribute it in conjunction with the Change Notification Letter mailed to those individuals and families who have notified the USPS of a recent move, subject to the terms and conditions of this Agreement.

III.     CATEGORY DEFINITION; EXCLUSIVITY

One Category is being solicited for the Welcome Kit; Household Furniture. The following category rights and product features are included in the solicitation.

         A.       HOUSEHOLD FURNITURE CATEGORY:

CATEGORY RIGHTS

The exclusive right to advertise Household Furniture, which includes the following:

         - tables, chairs, beds, sofas, china cabinets, desks, dressers, bureaus, armoires, credenzas, wall units, shelving units, sideboards, toy chests, lamps, mirrors

The non-exclusive right to advertise the sub-categories listed below are guaranteed, though potentially shared (other retailers or manufacturers may also have rights to advertise items in these sub-categories):

         -        wall decor
         -        area rugs and other floor coverings

The Household Furniture category EXCLUDES, but not limited to, the sub-categories listed below:

         -        Linens (bed, including pillows; and bath)
         -        Home Accessories (window coverings, kitchenware, tabletop)
         -        Appliances (large and small kitchen appliances)
         -        Electronics (TV, VCR, stereo, computers)
         -        Light fixtures

The conditional right to advertise:

         -        Mattresses
         -        Box Springs

         (The conditional ability to advertise the sub-categories listed above, along with other sponsors that may have this conditional right, until these sub-categories have been awarded to another advertiser in accordance with the Fair Solicitation Policy. When these conditional sub-categories are ready to be sold, Sponsor will have an opportunity to purchase these categories in accordance with the Fair Solicitation Process).

Competing furniture retailers will not be solicited for other categories. Based on Imagitas' due diligence, this would exclude any potential sponsors whose core business is Household Furniture (as defined by the exclusive rights granted in this solicitation) and that Household Furniture (as defined by the exclusive rights granted in this solicitation) accounts for 50% or more of their revenue.

            Confidential Materials omitted and filed separately with
                     the Securities and Exchange Commission.
                           Asterisks denote omissions.

WK FEATURES:
         -        A single insert (3.5" x 8")
         - One InfoFinder box (black and white logo and black and white variable data for a national Sponsor (i.e., a Sponsor that is awarded the entire U.S.).
NOTE: Only one creative execution per print run is possible within a purchased geography for inserts (currently 12 print runs per year); InfoFinder variable data can be targeted by Zip Code (Specifications included in Attachments C and D).

         B.       EXCLUSIVITY RIGHTS

A Sponsor that elects to participate in the Sponsorship program and that is awarded the Category(s) shall be entitled to those exclusive rights within that Category as are specified above in each WK in which Sponsor's advertisement appears.

         C.       COOPERATIVE ADVERTISING

Subject to Imagitas' prior written consent, which shall not be unreasonably withheld, Sponsor shall have the right to include other Household Furniture manufacturers or retailers as part of its insert that does not conflict with another Welcome Kit category, as determined by Imagitas.

         D.       RESEARCH

Subject to its reasonable approval, Imagitas will include a Sponsor question quarterly in Imagitas monthly Usage and Attitude tracking study.

IV.      PURCHASE TERMS AND CONDITIONS

Imagitas hereby agrees to sell to Sponsor, and Sponsor hereby agrees to purchase from Imagitas advertising space in the WK for the term of this Agreement, subject to the terms and conditions set forth in this Agreement. Sponsor agrees to the following purchase terms and conditions:

QUANTITY: Approximately 21,000,000 unduplicated households. Please see Attachment A for further information concerning households reached by the WK.

TIMING: Beginning approximately November 1, 1999; this date may shift at Imagitas' discretion.

PAYMENT SCHEDULE: Deposit equaling [**] due with executed Agreement; 25% of the Estimated Purchase Price due quarterly (every three months) thereafter (Sponsor deposit will be credited toward last payment).

            Confidential Materials omitted and filed separately with
                     the Securities and Exchange Commission.
                           Asterisks denote omissions.

ESTIMATED PURCHASE PRICE: The Estimated Purchase Price shall equal the price bid per Household multiplied by the estimated number of Households that will be reached under this Agreement. In the event that Sponsor has bid upon and is awarded more than one territory or Category, the Estimated Purchase Price will equal the combined total Estimated Purchase Price for all territories and Categories awarded.

In addition to the other terms, conditions and limitations set forth herein, Imagitas' obligation to sell Sponsor the requested advertising space is conditioned upon receipt by Imagitas of a copy of this Agreement executed by Sponsor and a deposit as specified above. Imagitas will invoice Sponsor for the remaining payment or payments 30 days in advance of payment due date.

Final Specifications for the product are included in Attachments C and D of this Agreement which shall supersedes all other specifications previously stated. Imagitas reserves the right to amend and supplement the specifications set forth in Attachment D during the term of this Agreement based upon Imagitas' reasonable commercial needs.

Sponsor may participate in the WK, as described herein, for one or, if more than one category is being solicited, for multiple categories. Any competing bids will be dealt with by Imagitas in a manner consistent with the Fair Solicitation Policy mandated by the USPS contained in Attachment B of this Agreement.

V.       TERM

This Agreement shall terminate (i) on the date which is one (1) year from that date that Imagitas begins distribution of Sponsor's WKs pursuant to the terms herein, or (ii) upon thirty (30) days prior written notice from Imagitas due to termination of Imagitas' agreement with the USPS governing this program or a material change to such agreement (i.e., a change which would cause a significant change in the benefits of this agreement to Imagitas).

Upon termination of this Agreement, Sponsor shall be liable to Imagitas for the actual Purchase Price, which shall equal the Estimated Purchase Price (as defined above) multiplied by the quotient of the total number of WKs containing the Sponsor's advertisement distributed to mover residences divided by the total number of WKs estimated to be distributed hereunder. Notwithstanding the foregoing, in no event shall the actual Purchase Price paid by Sponsor be greater than [**] more than the Estimated Purchase Price. Subject to the limitation set forth in the preceding sentence: (i) if the amount paid to Imagitas by Sponsor as of the termination date exceeds the Purchase Price owed by Sponsor, Imagitas shall refund such excess to Sponsor within 45 days after the termination date and (ii) if the Purchase Price owed by Sponsor exceeds the amount paid to Imagitas by Sponsor as of the termination date, Sponsor shall pay

            Confidential Materials omitted and filed separately with
                     the Securities and Exchange Commission.
                           Asterisks denote omissions.

the balance to Imagitas within 45 days of the termination date. This paragraph shall not be interpreted to limit in any way Imagitas' rights in the event of a breach of this Agreement by Sponsor.

Sponsor shall have the right to renew this Agreement for two (2) additional years at prevailing terms and conditions as specified by Imagitas, by informing Imagitas of its decision to renew in writing, on or before August 1, 2000.

VI.      STANDARD LEGAL TERMS AND CONDITIONS

Sponsor agrees to be bound by the Standard Legal Terms and Conditions (Attachment A to this Agreement and Incorporated in this Agreement by this reference).

VII.     SPONSOR BID/PARTICIPATION

National Sponsorship Participation: Approximately 21,000,000  HH's (one year)

         PURCHASE PRICE                          COST PER HOUSEHOLD (HH)
         / / Single insert with InfoFinder                [**]/HH
                                                 ----------------------
                                                 min. bid $0.126/HH


Once Imagitas receives a signed copy of this Agreement and the required deposit (via registered mail, overnight delivery, fax (617-969-3384) or hand delivery to Chris Manos, CFO, Imagitas, 156 Oak Street, Floor 1, Newton Upper Falls, MA 02464-1440) constituting Sponsor's offer to participate in the WK program for the specified categories, Imagitas will notify Sponsor whether Imagitas is able to countersign the Agreement (See Attachment B, "Advertising Fair Solicitation Policy" for additional information and Sponsor obligations regarding space availability and the fair solicitation process).


Agreed and Accepted by:                          Agreed and Accepted by:

Furniture.com.Inc.                               Targeted Marketing Solutions, Inc.
                                                 d/b/a Imagitas

Signature:   /s/Kristen A. VonHassel             Signature:    /s/Scott Matthews
          --------------------------                        ---------------------
Name:           KRISTEN A. VONHASSEL             Name:            SCOTT MATTHEWS
      ------------------------------                   -------------------------
Title:          VP MARKETING                     Title:    VICE PRESIDENT, COO
      ------------------------------                   -------------------------
Date:           8/18/99                          Date:             8/19/99
      ------------------------------                   -------------------------


                ATTACHMENT A: STANDARD LEGAL TERMS AND CONDITIONS


I.       CONFIDENTIALITY

Imagitas agrees not to disclose to third parties, other than its own authorized agents and representatives on a strict need to know basis, any information or data provided by Sponsor that is marked or otherwise explicitly designated as confidential. Sponsor agrees not to disclose to third parties, other than its authorized agents and representatives on a strict need to know basis, any information regarding this Agreement, the WK or any aspects of its production and distribution including, without limitation, economic, competitive, marketing or business information. Notwithstanding the foregoing, information that is or becomes publicly available without breach of this Agreement shall not be deemed confidential. Sponsor further agrees not to promote the WK to the public in any way without the prior written approval of Imagitas, which approval shall not be unreasonably withheld.

Each party will submit to the other party, for its prior written approval, which shall not be unreasonably withheld or delayed, any marketing, advertising, press releases, and all other promotional materials related to the Welcome Kit that reference the other Party and/or its trade names, trademarks, and service marks (the "Materials"). In addition to the approval rights specified in the proceeding sentence, each party shall solicit and reasonably consider the views of the other Party in designing and implementing such Materials. Once approved, the Materials may be used by either the Sponsor or Imagitas for the purpose of promoting the program and re-used for such purpose until such approval is withdrawn with reasonable prior notice.

Neither party to this Agreement shall be entitled to obtain access from the USPS to the names of movers who are to receive or have received the WK.

II.      RESTRICTIONS

Neither party may assign any of its rights under this Agreement without the prior written approval of the other party. Sponsor acknowledges that it has read and hereby agrees to be bound by the policies, standards, specifications, due dates and other requirements (collectively, the "Rules") set forth herein and in the Attachments to this Agreement, as amended or supplemented in writing from time to time by Imagitas. Sponsor agrees that (i) Imagitas shall have the right to reject any advertisement that does not comply with the Rules, and (ii) Sponsor is not entitled to any refund or order cancellation if it is unable to use any portion of its advertising space due to its failure to timely submit advertisements and data in compliance with the Rules.

III.     INDEMNIFICATION

Imagitas agrees to indemnify, hold harmless and defined both the USPS and Sponsor, their officers, directors, agents, employees and authorized representatives from and against any and all damages, loss, cost, liability, expense, claims, demands, causes of action and judgments, arising from: (1) the negligence or willful misconduct of Imagitas; or (2) Imagitas' breach of any representation or warranty contained in this Agreement.

Sponsor agrees to indemnify, hold harmless and defined both the USPS and Imagitas, their officers, directors, agents, employees, affiliates and authorized representatives, from and against any and all damages, loss, costs, liability, expense (including reasonable attorney's fees and costs), claims, demands, causes of action and judgments, arising from or relating to: (1) Sponsor's advertisement or promotion of any product or service in the WK; (2) Sponsor's breach of any representation or warranty contained in this Agreement; or (3) Sponsor's participation in the WK program, including, without limitation, any claims of false or misleading advertising, unfair competition, copyright violation, trademark infringement or dilution, libel or slander, invasion of privacy/publicity and product liability (including both product liability claims relating to delivery and/or recall of Sponsor's products to consumers or any other product liability claim related to Sponsor's participation in the WK program).

IV.      REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

Sponsor hereby represents and warrants to Imagitas that Sponsor has the full power to enter into this Agreement; that all corporate actions and approvals have been taken which are necessary to make this Agreement as binding and enforceable obligation of Sponsor; and that Sponsor's execution, delivery and performance of this Agreement is not in conflict with, and will not cause an event of default under any agreement or instrument to which Sponsor is bound. Sponsor further represents and warrants that any materials or data that Sponsor provides to Imagitas for inclusion it the advertising space purchased by Sponsor shall be material that Sponsor has the full right to publish/include and have published/included in the WK, and Imagitas' publishing of such material shall not constitute an infringement of any other party's personal or propriety rights, including, but not limited to, any rights under patent, copyright and trademark laws and any rights of privacy or publicity. No materials provided by Sponsor for inclusion in the WK shall be in violation of any law, rule or regulation. To the extent that any Sponsor materials are factual in nature, such materials will be factually accurate; to the extent that Sponsor makes any promises or representations in its materials, Sponsor will fully perform such promises and representations.

Imagitas hereby represents and warrants to Sponsor that Imagitas has the full power to enter into this Agreement; that all corporate actions and approvals have been taken which are necessary to make this Agreement a binding and enforceable obligation of Imagitas,; that by entering into this Agreement Imagitas is not in default of any obligation to any third party; and that Imagitas' execution, delivery and performance of this Agreement is not in conflict with and will not cause an event of default under any agreement or instrument to which Imagitas is bound. Imagitas further represents and warrants that it has an agreement with the USPS pursuant to which Imagitas has the right to administer the WK program as set forth in this Agreement. Unless otherwise explicitly stated in this Agreement, Imagitas disclaims all warranties, whether express or implied, written or oral, with respect in any goods or services to be provided hereunder or any component or part thereof, including any implied warranty or merchantability or fitness for a particular purpose.

V.       ARBITRATION

Any claim, controversy, or dispute ("dispute") arising out of or relating to this Agreement or any aspect whatsoever of the relationship between Sponsor and Imagitas shall be settled by binding arbitration before the American Arbitration Association ("AAA") in accordance with its then prevailing Commercial Arbitration Rules. The arbitration shall take place at the AAA offices in New York City before a single arbitrator chosen pursuant to normal AAA procedures. Arbitration is the sole and exclusive method by which any dispute arising out of or relating to this Agreement or any aspect whatsoever of the relationship between Sponsor and Imagitas may be resolved. In any such arbitration, all disputes between Sponsor and Imagitas arising out of or relating to this Agreement, will be resolved in accordance with the law of the State of New York, without regard to its conflicts of law principles. The arbitrator is not authorized to award exemplary or punitive damages. Without limiting any other indemnity obligation set forth herein, Sponsor specifically agrees that it will indemnify Imagitas for all costs and expenses (including attorney's fees and expenses) arising from Sponsor's breach of this paragraph.

VI.      LIMITATION OF LIABILITY

In no event will either Imagitas or the USPS, their officers, directors, affiliates, employees, representatives, agents or shareholders be liable (either in contract, warranty, tort or otherwise) to Sponsor or any of its officers, directors, affiliates, employees, representatives or shareholders for any consequential, incidental or indirect damages, including cost, profits, costs savings or for any exemplary or punitive damages.

VII.     EXPLANATION OF HOUSEHOLDS REACHED

Imagitas agrees to use reasonable commercial efforts to send on WK per new mover household ("Household") for permanent moves in a Zip Code range (the "Range"), determined by Imagitas and the USPS subject to the following: (1) a Household shall be defined as a single dwelling unit ("SDU") or multi-dwelling unit ("MDU") that has a street, rural route, or apartment address but shall exclude, without limitation, temporary moves, post office box addresses, business addresses and addresses in U.S. territories; (2) the WK will only be mailed to Households that have filed a change of address card with the USPS; (3) the WK will be mailed to Households within three (3) days of the date of transmission of the change of address information from the USPS to the WK printer; (4) the zip codes reached under the WK program shall consist of more than a majority of residential U.S. Zip Codes (as determined by the USPS) in the Range but will exclude certain Zip Codes in the Range; and (5) neither Imagitas nor the USPS makes any representation, warranty or guarantee as to whether or when Households may chose to file a change of address card with the USPS or whether a household is owned or rented by the occupant.

VIII.    MISCELLANEOUS

Paragraph headings contained herein are solely for the purpose of aiding the reader and are not in any sense to be given weight in the construction of this Agreement. This Agreement (including the attached letter and all other Attachments hereto) constitutes the entire Agreement between the parties hereof and, except as explicitly set forth herein, may not be changed or modified except by a writing signed by the party or parties to be charged thereby. The failure of Imagitas to enforce or the delay by Imagitas in enforcing rights hereunder shall not be deemed a continuing waiver or modification of this Agreement. In the event that any term or provision of this Agreement shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and the parties agree thereafter to use their best efforts to substitute a provision of similar economic intent and effect.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

The terms and conditions contained in Section I (Confidentiality), Section III (Indemnification), Section IV (Representations, Warranties and Disclaims),
Section V (Arbitration), Section VI (Limitation of Liability) and Section IX (Miscellaneous), as well as all payment obligations of Sponsor contained herein shall survive and remain fully enforceable upon termination of this Agreement.

The parties agree that neither party nor the USPS will be liable in any manner whatsoever for acts of God, fires, strikes, accidents or other occurrences beyond their control (whether like or unlike any of those enumerated herein) which prevent either party and/or the USPS from partially or completely producing, publishing or distributing the WK.

               ATTACHMENT B: ADVERTISING FAIR SOLICITATION POLICY

Advertising Fair Solicitation Start Date:                     August 3, 1999
Advertising Fair Solicitation End Date:       August 16, 9999 - 5:30 p.m. Eastern Time


PROCESS FOR FAIR TREATMENT OF POTENTIAL SPONSORS

Imagitas is offering category exclusivity for the Category(s) specified in this Agreement (the "Category(s)") to advertisers that purchase space in the WK. Sponsor and other competing companies are being offered the opportunity to participate in the WK for the Category(s) according to the process for fair treatment of potential Sponsors, as described below:

Imagitas shall undertake reasonable commercial efforts to ensure that all companies offering services in the Category(s) and have national distribution or substantial regional distribution will be sent written notification on the same day and by the same method (the "Fair Start Date") of the program description and the opportunity to secure category exclusive advertising space in the WK. The companies will then have ten (10) days from the Fair Start Date (the "Response Period") in which to offer to purchase space in the WK for the purchase price described in the Sponsor Agreement ("Purchase Price") by returning to Imagitas an executed copy of the Sponsor Agreement and a deposit as specified in the Sponsor Agreement (the "deposit").

ONE ADVERTISING RESPONSE WITHIN THE RESPONSE PERIOD

Should only one advertise in the Category(s) provide Imagitas with an executed copy of the Sponsor Agreement and the deposit within the Response Period, that advertiser will secure the advertising space for the term of the Sponsor Agreement (category exclusivity is offered only in those WKs containing the advertiser's message).

NO RESPONSE AFTER THE RESPONSIVE PERIOD

Should no advertiser move to secure the advertising space in the Category(s) during the Response Period, Imagitas is free to accept any bid or all bids received after the Response Period. Imagitas reserves the right, however, to move to a Tie Breaking Process (described below) if, after the Response Period, two or more companies provide Imagitas with the Sponsor Agreement and the deposit for participation at the same level on the same business day.

MULTIPLE ADVERTISER RESPONSE WITHIN THE RESPONSE PERIOD

In the event that Imagitas receives an executed copy of the Sponsor Agreement from two or more potential advertisers for the Category(s) within the Response Period and Imagitas determines in its sole discretion that each such Sponsor Agreement is of the same approximate value, then the Category(s) will move to the Tie Breaking Process described below and all potential advertisers that provided Imagitas with signed Sponsor Agreements and deposits shall be permitted to participate in the Tie Breaking Process. In determining value, Imagitas may consider any changes made to the Sponsor Agreement - whether such changes are made to economic, business or legal terms - as reducing the value of such Agreement.

TIE BREAKING PROCESS

In the event that the procedures set forth above require that companies participate in the Tie Breaking Process described herein, and Imagitas determines that it is unable to redefine the Category(s) so as to avoid conflict between the advertisers, Imagitas will send such companies a notice ("Tie Breaking Notice"), which will state that such companies shall have five (5) business days from receipt of Tie Breaking Notice to deliver to Imagitas an Agreement selecting participation in the WK at a value greater than that specified in such company's previously executed Sponsor Agreement. The company whose bid provides the greatest value as determined by Imagitas in its sole discretion shall be awarded the Category(s). If no company submits a bird or if the Tie Breaking Process results in another tie, then Imagitas shall be free to go on to subsequent rounds as necessary, or accept any current or previous offer. Sponsor acknowledges that any bid or offers previously made shall constitute irrevocable offers to purchase space in the amount and at the price specified therein until a company is awarded the Category(s).

Notwithstanding any of the foregoing, Imagitas reserves the absolute right to reject at any time any executed Sponsor Agreement that has been altered or amended by Sponsor to request that an executed Sponsor Agreement be resubmitted without alterations.

        ATTACHMENT C: UNITED STATES POSTAL SERVICE WELCOME KIT-TM- ("WK")
                         ADVERTISING AND COPY STANDARDS


ADVERTISING STANDARDS: All advertising copy and products or services are subject to review by Imagitas and the USPS. Specific requirements contained herein have been developed and must be met by all advertisers. These include truthfulness, safety, efficacy and financial responsibility.

It is not encouraged for any WK Advertiser to make any claims against competitors in advertising placed in the WK. Advertisers are prohibited from making any references that disparage other companies or providers of moving-related products and services, regardless of whether such companies are advertising in the WK.

COPY REGULATIONS:

1) Imagitas will not accept advertising for the WK that features non-moving related products or services as defined by Imagitas. Furthermore, advertising creative must clearly reflect the moving-related benefit. Copy should not use the term "new move" to describe the Postal customer receiving this mailing. Further, neither Imagitas nor any advertising sponsor has access to names and address of the Postal Service's moving customers, and these programs must not be confused with industry "new mover" programs that distribute solicitations to compiled lists.

Testimonials and endorsements should be used only if they are: (1) authorized by the person(s) quoted; (2) genuine and related to the experience of the person who has given them both the time date and at the time of promotion; and (3) nor taken out of context so as to distort the endorser's opinion or experience with the product or service.

The use of sweepstakes as part of a sponsor's promotional offer is prohibited. Sweepstakes promotions are currently under scrutiny by the US Congress and there is legislation pending that would require copy notifications on the external envelope of any sweepstakes mailing. Sweepstakes offers will not be approved.

2) Advertising will not be accepted that includes editorial or graphics for products or services outside of the category secured by Sponsor as defined in the body of the Agreement unless Sponsor receives written approval from Imagitas.

3) The Advertiser represents and warrants that it will not use the names or logos of the USPS in their WK advertisement or other promotional or informational material for the advertised product or service without the express written consent of the USPS. USPS Express Mail-Registered Trademark- and Priority Mail-Registered Trademark- services are exceptions to this policy. Advertisers offering expedited delivery of any materials or products are encouraged to use either of these USPS delivery vehicles and should either service be offered through the advertisement, use of the Express Mail and Priority Mail logs will be authorized.

4) Any form(s) included in the WK for the purpose of address collection or any addresses portrayed in Sponsor's advertisements must adhere to the ADDRESS STANDARDIZATION REQUIREMENTS in Attachment D.

5) All advertisements must be submitted to Imagitas for pre-approval at least 45 days prior to the start date of distribution under the program. Sponsor hears complete and total responsibility for ensuring any proposed advertisements sent are received by Imagitas. Failure to meet specified advertising submission deadlines may result in missing insertion. Imagitas is not responsible for failure to meet deadline(s) and no refunds will be made. Sponsor must provide Imagitas with a color comp of its advertisement 5 days prior to the Final Film Date.

6) It is expected that all advertising materials (and, if applicable, data) submitted to Imagitas be before scheduled deadlines, 100% accurate in content and per specifications. In the event errors exist in submitted materials and revisions are required, Imagitas assumes no responsibility for revisions. Accordingly, Sponsor agrees and acknowledges that in no event will Imagitas be liable to Sponsor in any manner or for any form of damages, whether direct or indirect, for any revisions or modifications in submitted materials for the creation of new materials that are authorized by Sponsor or required per specifications, regardless of whether such revisions/new materials are made in whole or in part by Sponsor or Imagitas. Without limiting any other indemnity obligation of Sponsor, Sponsor further agrees that it shall indemnify, defend and hold harmless Imagitas and its agents against any claims, damages or expenses (including reasonable attorney's fees) arising from or relating to revisions of submitted materials/creation of new materials pursuant to this paragraph.

7) All advertising must be clearly identified by the trade name, trademark or signature of the advertiser.

8) Words such as "advertisement" will be placed with copy which is Imagitas' opinion resembles editorial matter.

9) Advertisers are encouraged to have lengthy expiration dates on their product/service offers; minimum expiration date is nine (9) months from print run, twelve (12) months or more is encouraged.

10) In the event of any conflict or dispute of any kind regarding category definition or any conflict of any kind as to the scope of an exclusivity right, Imagitas shall have the right to make the final determination in its sole discretion.

11) Sponsor agrees to conform to the specification guidelines determined by Imagitas as contained in this Agreement and its Attachments. Sponsor acknowledges that in the event it fails to conform to the specifications or due date mandated by Imagitas, Imagitas may not be able to perform in whole or in part under this Agreement. Sponsor further acknowledges that Sponsor shall not be entitled to any reduction in purchase price or any remedy whatsoever if Imagitas' performance under this Agreement is deficient in any manner due to Sponsor's failure to conform to those specifications or due dates, including, but not limited to, if applicable, inaccuracies in the data provided by the Sponsor.

12) Imagitas reserves the right to reject at any time, advertising for any reasonable reason (such as, but not limited to, advertisements that conflict in any way with a goal, product, or policy of the USPS, conflict with another advertiser's exclusive rights, or do not meet the Advertising and Copy Standards set forth herein and as interpreted by Imagitas).

13) Film (and, if applicable, data) is due 45 days prior to start date of program for all advertising ("Final Film Date").

                   ATTACHMENT D: DATA AND PRINT SPECIFICATIONS


FAILURE TO CONFORM TO SPECS

Sponsor acknowledges that in the event it fails to conform to these specifications, Imagitas may not be able to perform in whole or in part under this Agreement. Sponsor further acknowledges that Sponsor shall not be entitled to any reduction in Purchase Price or any remedy whatsoever if Imagitas' performance under this Agreement is deficient in any manner due to Sponsor's failure to conform to these specifications, including, but not limited to, if applicable, inaccuracies in the data provided by the Sponsor.

SHIPPING INSTRUCTIONS:


     Send all advertising materials to:       Bruce Grams
                                              Print Manager
                                              Imagitas
                                              156 Oak St, Floor 1
                                              Newton Upper Falls, MA 02464-1440
                                              (617) 558-8000 Ext. 1276
                                              (617) 969-9951 (fax)

     (If applicable)
     Send all data materials to:              Dan O'Shea
                                              Imagitas
                                              156 Oak St., Floor 1
                                              Newton Upper Falls, MA 02464-1440
                                              (617) 558-8000 Ex. 1212
                                              (617) 969-9951 (fax)


Final specifications shall be provided in a separate letter forwarded to Sponsor by Imagitas in conjunction with this Agreement. Such specifications shall be deemed incorporated into this Agreement by this reference. These specifications are subject to change based on Imagitas' reasonable commercial needs. Imagitas also reserves the right to change the dates and/or number of print runs specified based upon reasonable commercial needs. Please contact Bruce Grams for current specifications.